                                                                    EXHIBIT 99.3

ROWAN COMPANIES, INC. ANNOUNCES RELOCATION OF TWO RIGS

HOUSTON, Feb 7, 2000 /PRNewswire via COMTEX/ -- Rowan Companies, Inc. (NYSE:
RDC) announced that the jack-ups, "Arch Rowan" and "Gorilla IV", will be relocated from the North Sea to the Gulf of Mexico.

C. R. Palmer, Chairman and Chief Executive Officer, commented, "Once again the mobility of our drilling assets permits us to depart a declining market for greener pastures. We continue to be optimistic, longer term, for the North Sea drilling market, particularly for our Super Gorilla designs, but for the moment we must accept the reality of the marketplace and move on."

Rowan Companies, Inc. is a major provider of international and domestic offshore contract drilling and aviation services. The Company also operates a mini-steel mill, a manufacturing facility that produces heavy equipment for the mining, timber and transportation industries, and a marine division that has designed and built over one-third of all mobile offshore jack-up drilling rigs, including all 21 operated by the Company. The Company's stock is traded on the New York Stock Exchange and the Pacific Stock Exchange.

Common Stock trading symbol: RDC.
Contact: William C. Provine, Vice-President - Investor Relations, 713-960-7575.
Website: www.rowancompanies.com

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, the general economy, including inflation, weather conditions in the Company's principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company's filings with the U.
S. Securities and Exchange Commission.